Exhibit 16(c)(iv)

Citi Investment Banking | Global Consumer & Retail Group Discussion Materials December 2025 | Strictly Private and Confidential

1. Utz Update

Utz Brands Update

Share Price Performance and FV / NTM EBITDA Since First Day of Trading Following De-SPAC

(August 31, 2020 – November 24, 2025, Utz de-SPAC announced on June 5, 2020 at $2.6bn TEV (11.6x estimated 2021 PF adjusted EBITDA))



Stock Price
$35
$30
$25
19.2x
$20
$18.40
$15
$10
$5
FV / NTM EBITDA
30x
25x
20x
15x
10x
9.2x
5x
$9.22
--
Aug-20
Feb-21
Jul-21
Dec-21
May-22
Oct-22
Apr-23
Sep-23
Feb-24
Jul-24
Dec-24
Jun-25
Nov-25
11/02/2021: Announced acquisition of R.W. Garcia for $56mm
10/03/2022: Announced appointment of Howard Friedman as CEO, previously COO of Post Holdings
5/1/2025: UTZ trades down (8.7%) following Q1'25 earnings
7/31/2025: UTZ trades down (6.5%) following Q2'25 earnings
11/12/2020: Announced acquisition of On The Border Chips ("Truco Enterprises") from Insignia Capital Group for $480mm
1/24/2022: Acquired assets of two third party DSD distributors in New York
1/31/2024: Announced sale of R.W. Garcia and Good Health Brands to Our Home for $182.5mm
10/30/2025: UTZ trades down (13.9%) following Q3'25 earnings

Branded Salty Snacks Driving Growth in Portfolio



Non-Branded & Non-Salty Snacks 11%
(13.1%) YoY Net Sales Decline
$1.4bn Net Sales (LTM)
+5.8% YoY Net Sales Growth
Branded Salty Snacks 89%

50.0%
Utz Household Penetration (All-Time High)

70.1%
Utz Buyer Repeat Rate

Revenue *($ in mm)*



$1,438
$1,409
$1,448
$1,491
$1,521
2023A
2024A
2025E
2026E
2027E

	2023A	2024A	2025E	2026E	2027E
% Growth	2.1%	(2.0%)	2.7%	3.0%	2.1%

EBITDA *($ in mm)*



$187
$200
$218
$233
$245
2023A
2024A
2025E
2026E
2027E

	2023A	2024A	2025E	2026E	2027E
% Margin	13.0%	14.2%	15.0%	15.6%	16.1%

Source: Company filings, FactSet. Market data as of November 24, 2025.
Note: Utz fiscal year ends on December 31st.

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Despite Strong Earnings, Utz Stock Saw Macro-Driven Contraction

Key Highlights Q3

- Positive top-line results for the company in Q3 2025, beating Wall Street expectations, but profitability concerns were unveiled
  - Net sales increased +3.4%
  - Organic net sales increased +3.4%, Branded Salty Snacks by +5.8%
  - Gross profit margin decreased (2.1%), with margin of 33.6%
  - EBITDA decreased (22.0%), Adj. EBITDA increased +11.7% , with margin of 16.0%
  - YoY operating profit decreased to **0.9%** from **5.3%**, a (4.5%) decline
  - EPS decreased to **($0.17)**, Adj. EPS increased +9.5% to **$0.23**
- Gained both dollar and volume share in the Salty Snacks category, marking the company's ninth consecutive quarter of volume share growth
- Announced plans to expand presence in California via acquisition of Insignia International's direct store delivery distribution assets
- Raised 2025 organic net sales guidance to 3% (from 2.5%+) reflecting stronger anticipated revenue trends

Broker Price Targets



# of Brokers:
5 7 10 11 11 10 10 10 10 10 10 10 10
100%
80
60
40
20
0
45% 38% 31% 25% 25% 27% 27% 27% 27% 27% 27% 27% 27%
55% 62% 69% 75% 75% 73% 73% 73% 73% 73% 73% 73% 73%
$24.00
$20.00
$16.00
$15.00
$12.00
$9.22
Δ +63% Upside
$8.00
Nov-23 Feb-24 May-24 Aug-24 Nov-24 Feb-25 May-25 Aug-25 Nov-25
Buy
Hold
Sell
Price Target (Mean)
Share Price

Broker Perspectives

"On the call, mgmt. did not sufficiently address what this would imply for its original 16% adj EBITDA margin target for FY26…which led to investor confusion and broad selloff in shares… [however] we don't foresee structural issues"

– Bank of America, 10/30/25

"We think investors are disappointed with the lack of profit upside, especially given leverage levels, despite the solid top-line performance."

– TD Cowen, 10/30/25

"However, shares finished down nearly -13%…which was certainly perplexing and our conversations suggested that much of the move centered on the company walking away/talking down their LT adjusted EBITDA margin expectations of 16% for FY26."

– UBS, 10/30/25

Source: Company filings, broker reports, FactSet. Market data as of November 24, 2025.

4

Utz: Shareholder Overview

Institutional Shareholders

45% / 55% shareholders are below / above their cost basis at $15 per share

	Investor	Investor Type	Cost Basis	Class A Shares	Owned of Class A %	Owned of Total %[1]
1	The Vanguard Group	Passive	$16.96	7.41	8.27%	5.11%
2	JP Morgan Asset Mgmt.	Active	16.32	6.53	7.29	4.51
3	BlackRock Institutional Trust	Passive	19.21	4.90	5.47	3.38
4	Millennium Management	Hedge Fund	12.97	4.37	4.88	3.02
5	Columbia Threadneedle	Active	15.09	4.15	4.63	2.86
6	Copeland Capital Management	Active	14.70	3.13	3.49	2.16
7	Champlain Investment Partners	Active	16.17	2.95	3.29	2.03
8	Balyasny Asset Mgmt.	Hedge Fund	14.19	2.89	3.23	1.99
9	Citadel	Hedge Fund	13.33	2.30	2.57	1.59
10	Dimensional	Quantitative	15.07	2.02	2.26	1.40
11	Jennison Associates	Active	15.48	1.94	2.17	1.34
12	Geode Capital Mgmt.	Passive	18.63	1.77	1.98	1.22
13	State Street Investment Management	Passive	20.06	1.76	1.97	1.22
14	UBS Financial Services	Broker-Dealer	14.87	1.65	1.84	1.14
15	GW&K	Active	16.08	1.54	1.72	1.06
16	MFS Investment Management	Active	13.42	1.49	1.67	1.03
17	D. F. Dent & Company	Active	13.59	1.47	1.64	1.01
18	Alyeska Investment Group	Hedge Fund	15.05	1.18	1.31	0.81
19	Bahl & Gaynor	Active	14.90	1.05	1.17	0.72
20	Two Sigma Investments	Hedge Fund	13.16	0.96	1.08	0.66
	Top 20 Institutional Shareholders			55.48	61.90%	38.27%

Insider Shareholders

SPAC Related | Rice Family

Insider Holdings	Class A Shares	% Owned Class A	Class V Shares	% Owned Class V	% Owned Total[1]
Series U of UM Partners LLC	3.57	3.98%	47.05	85.00%	34.91%
Series R of UM Partners LLC	0.63	0.70	8.30	15.00	6.16
Roger Deromedi	4.77	5.32	-	-	3.29
Jason Giordano	3.81	4.25	-	-	2.63
Collier Creek Partners LLC	0.52	0.59	-	-	0.36
Craig Steeneck	0.30	0.33	-	-	0.20
Cary Devore	0.28	0.32	-	-	0.20
Howard Friedman	0.28	0.31	-	-	0.19
Tony Fernandez	0.25	0.28	-	-	0.17
Dylan Lissette	0.18	0.20	-	-	0.12
Other Insiders	1.04	1.16	-	-	0.72
Total Insiders	15.63	17.44%	55.35	100.00%	**48.96%**
Total Rice Family	4.38	4.88%	55.35	100.00%	**41.19%**

Investor Type

Minimal retail investor base



3%
17%
2%
4%
52%
19%
2%
16%
1%
4%
7%
53%
18%
3%
14%
2%
4%
6%
54%
17%
2%
15%
2%
4%
14%
44%
19%
2%
17%
2%
5%
14%
41%
19%
Dec-23
Jun-24
Dec-24
Jun-25
Most Recent
Passive
Active
Hedge Fund
Broker-Dealer
Quantitative
Strategic
Other
Retail & Undisclosed

Source: Company filings, Refinitiv. Market data as of November 24, 2025.

(1) Total is Class A + Class V shares.

5

Distribution of Estimated Cost Basis Among Utz Class A Shareholders $25.00 $20.00 $ ) ( $15.00 s is B a t C os ed 90-Day VWAP: $11.52 t 30-Day VWAP: $10.50 Estima $10.00 Current Price: $9.22 $5.00 $0.00 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 60% 65% 70% 75% 80% 85% 90% 100% % Cumulated Shares Outstanding Source: FactSet, LSEG as of November 24, 2025. Note: Analysis based on top institutional investors based on % O/S owned. Estimated cost basis assumes highest-basis (lowest gain) shares are sold first. “In-the-money” (“ITM”) % O/S calculated by 6 evaluating when estimated cost basis of a specific institutional holder is either below current stock price or below current stock price plus a hypothetical transaction premium.

Utz: Management and Board of Directors

Key Management

	Name & Title	Tenure	Biography
	**Howard Friedman**[1] *CEO*	2+ Years	• Joined the company in December 2022 • Previously, served as the COO of Post Holdings and President and CEO of Post Consumer Brands • Spent over 20 years at The Kraft Heinz Company, rising to EVP of Refrigerated division • Began his career in the United States Army
	**William Kelley** *EVP and CFO*	5 Months	• Joined the company in May 2025 as EVP and CFO • Previously served as CFO of Tropicana Brands, EVP and CFO at TreeHouse Foods, Head of Global Internal Audit at Kraft Heinz and SVP, Corporate Controller
	**Mitch Arends** *EVP and Chief Integrated Supply Chain Officer*	2 Years	• Joined the company in November 2023 as EVP and Chief Integrated Supply Chain Officer • Previously served as Chief Supply Chain Officer (North America) at Kraft Heinz • His earlier career involved supply chain roles at Nestle & Gerber, Deere & Company and Quality Farm and Fleet
	**Jennifer Bentz** *EVP and Chief Marketing Officer*	2+ Years	• Joined the company in July 2023 as EVP of Insights, Innovation, and Marketing Services, and was promoted to EVP and CMO in January 2024 • Previously served as EVP of Applied Technology & Insights at CLIF Bar & Co, Chief Client Officer for Mintel, led Innovation & Insights for Tyson Foods
	**Marek Hejna** *EVP, Finance*	4 Months	• Joined the company as SVP, Finance in June 2024 and serves as EVP of Finance since June 2025 • Previously served as VP Commercial Finance, US Finance, at Mondelez International • Earlier in his career, he has also served L'Oreal and Mondelez in Poland

Board of Directors

	Name & Title	Age[2]	Tenure	Biography
	**Dylan Lissette** ★ *Chairman, Director*	53	5	• Appointed to Chairperson in May 2023 • Serves as a member of the Board of Directors of Athletic Brewing Company
	**Roger Deromedi** ★ *Lead Independent Director*	71	7	• Previously served as CEO at Kraft Heinz and as Chairman & Lead Director at Pinnacle Foods
	**John W. Altmeyer** *Independent Director*	66	5	• Serves as CEO of GAF Materials[3] • Serves on the board of EMCOR Group • Previously served as President and CEO of Carlisle Construction Materials
	**Timothy P. Brown** ★ *Independent Director*	62	5	• Founder & CEO of Sageworth • Serves on the boards of Penn State Health and Chief Executives Organization
	**Christina Choi** *Independent Director*	47	5	• Serves as Chief Marketing Officer, North America at Ralph Lauren • Previously served as SVP at Diageo
	**Tony Fernandez** ★ *Independent Director*	65	7	• Serves as the President of AFF Advisors • Serves on the boards of Americold Realty Trust
	**Jason K. Giordano** ★ *Independent Director*	46	7	• Serves as Sr. MD at CC Capital • Previously served as MD at Blackstone • Co-founded and served as Co-Executive Chairman of Collier Creek
	**B. John Lindeman** *Independent Director*	55	5	• Serves as the CEO at Hydrofarm Holdings • Previously served as the CFO and Corporate Secretary at Calavo Growers
	**Craig D. Steeneck** ★ *Independent Director*	67	7	• Served as the member of Board of Collier Creek and EVP / CFO at Pinnacle Foods
	**Pamela Stewart** *Independent Director*	49	3	• Serves as the Chief Customer Officer at The Coca-Cola and has been with the company for over 25 years
	**William Werzyn** *Independent Director*	48	1	• Serves as the CEO and Executive Chairman at West Shore Home

Source: Company website and LinkedIn.
(1) Also serves on the Board of Directors.
(2) As of March 4, 2025.
(3) To transition to the role of Executive Chairman of effective January 1, 2026.

★ Rice Family
★ Collier Creek
Key Decision Makers

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7

Utz: Overview of Governance Utz has a dual class structure, where both Class A and Class V are publicly traded Voting • Equal rights, voting as single class – 1 vote per share (i.e. no high-vote) Structure Power Ownership • Class V shares held by only the Rice Family Share  Dividends / • Only Class A receives dividends / distributions (Class V not entitled) Class Distribution Dual Conversion • Class V shares can be exchanged for Class A shares Transfer • Class V shares cannot be transferred to new owners Rights • Utz’s Board consists of 12 directors, structured as a classified (staggered) board with three-year terms; 10 directors are independent under NYSE standards rectors • Rice family interest represented by Dylan Lissette (Non-Executive Chairman) and Tim Brown Di • Collier Creek (former SPAC) interest represented by Roger Deromedi (Lead Independent Director) and Jason Giordano, of Board who both served as Co-Founders of Collier Creek Holdings • Additional Collier Creek board members include Craig Steenick and Tony Fernandez • Current Chief Executive Officer is not on Board of Directors, along with rest of current management team 8 Source: Public filings.

Utz: HQ, Facilities and Employees • Headquartered in Hanover, Pennsylvania • Operates 8 primary manufacturing sites across Pennsylvania, Washington, Arizona, Michigan, and North Carolina Employees o Pennsylvania is the core manufacturing hub with two major facilities acilities, • Manages 23 warehousing and distribution centers nationwide supporting efficient customer delivery and DSD operations F HQ, • Approximately 3,200 employees across manufacturing, distribution, and corporate functions o Includes 3.000 full-time and 200 part-time associates 9 Source: Public filings.

2. Transaction Analysis

Previously Discussed

Illustrative Transaction Structures – Building an Equity Stake

	Minority Interest in Public Equity		Utz Take-Private	
			Acquire Minority Stake	Acquire Majority Stake
	Purchase in Public Market	Private Investment in Public Entity (PIPE)	*Insiders Roll and/or Sponsor Partner*	*Insiders Roll and/or Sponsor Partner*
Description	• ***Utz remains public*** • ***Intersnack acquire Utz shares in public market***	• ***Utz remains public*** • ***Intersnack acquirers Utz shares outside of public markets***	• ***Utz take-private*** • ***Intersnack acquires minority*** • ***Remaining equity via Insiders roll (all or partial) and/or new Sponsor equity***	• ***Utz take-private*** • ***Intersnack acquires majority*** • ***Combination of Insiders Roll and/or Sponsor partner takes minority stake***
Benefits	▲ Acquire at market price ▲ Gain limited influence via shareholder voting position ▲ May be able to gain access to management team ▲ Reduce overall consideration paid if followed by take-private	▲ May gain information rights and further governance ▲ May be able to purchase at discount	▲ Can gather company / market learnings ▲ Minority governance rights ▲ Can negotiate clear path to control upfront ▲ *[w/ Sponsor]* Adding Sponsor may provide Insiders solution for full / partial liquidation	▲ Majority stake provides ability to control decision making, subject to minority rights ▲ Company / market learnings prior to full ownership ▲ Can negotiate clear path to full control upfront ▲ *[w/ Sponsor]* Adding Sponsor may provide Insiders solution for full / partial liquidation
Considerations	▼ 5%+ stakes require Schedule 13D public disclosure ▼ Can be viewed as hostile ▼ No clear path to control ▼ Typically no information rights ▼ No ability to realize synergies	▼ Utz may not see benefit of PIPE / may not be actionable ▼ Dilutes existing equity investors ▼ No clear path to control ▼ Limited ability to realize synergies	▼ Insiders may require certainty around full exit ▼ May be more expensive to acquire full company ▼ Paying control premium without immediate control ▼ *[w/ Sponsor]* Adding Sponsor may complicate negotiations / governance *(if insiders roll)*	▼ Majority ownership requires larger upfront equity check ▼ Minority equity holders will require path to exit and pro-rata governance rights ▼ Cannot realize full synergies ▼ *[w/ Sponsor]* Adding Sponsor may complicate negotiations / governance *(if insiders roll)*

For illustrative purposes only.

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Utz + Intersnack Side-by-Side

(LTM @ Close; $ in mm)

	2025E: Utz Brands	2025E: Intersnack	2025E: Utz Brands + Intersnack	2028E: Utz Brands + Intersnack
Revenue	$1,448	$5,318	$6,766	$7,279
Revenue CAGR (2-Year Forward)	2.5%	2.5%	2.5%	2.4%
EBITDA	$218	$756	$974	$1,103 / $1,153 (Excl. / Incl. PF Adjustments[1])
EBITDA CAGR (2-Year Forward)	10.4%	2.5%	4.3% / 6.7% (Excl. / Incl. PF Adjustments[1])	4.1% / 3.9% (Excl. / Incl. PF Adjustments[1])
EBITDA Margin	15.0%	14.2%	14.4%	15.2% / 15.8% (Excl. / Incl. PF Adjustments[1])
Ownership	41% / 8% / 51% (Rice Family / Other Insiders / Public Float)	100% (Intersnack)	32% / 8% / 60% (Rice Family / Other Insiders / Intersnack)	32% / 8% / 60% (Rice Family / Other Insiders / Intersnack)
Gross Leverage	4.0x	2.2x (3.3x gross leverage if Intersnack funds minority stake with debt[2])	5.5x / 4.2x (NewCo / Intersnack ParentCo[2]) (Can be funded with available cash on hand or credit facilities)	2.0x (Intersnack ParentCo)

Geographic Mix

2025E: Utz Brands


United States
100%

2025E: Intersnack


International
100%

2025E: Utz Brands + Intersnack


International
United States
21%
79%

2028E: Utz Brands + Intersnack


International
United States
?

Source: Company filings, FactSet, and Wall Street research. Market data as of November 24, 2025.
Note: EUR / USD FX rate of 1.15x. Illustrative transaction close of December 31, 2025. Combined columns assumes Intersnack owns 60% of PF entity.
(1) Reflects $20mm in public company costs and $30mm in cost synergies (~2% of UTZ 2025E net sales).
(2) Assumes Intersnack funds entire equity check with incremental debt. Intersnack assumed to have $100mm in cash. Actual cash on hand unknown.

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Illustrative Take-Private Financial Forecast ($ in mm) Revenue Adj. EBITDA • Utz: Consensus estimates in 2025E, expanding to 21% by 2030E • Utz: Consensus estimates from 2025E – 2027E, growing +2.0% annually thereafter • Intersnack: Estimated 2024A EBITDA of €640mm, margin held constant thereafter • Intersnack: Reported 2024A net sales of €4.5bn, assumed to grow +2.5% annually thereafter • PF Adjustments reflect $20mm in public company costs and $30mm in cost synergies (~2% of UTZ 2025E net sales) $7,109 $7,279 $7,453 $7,631 $6,766 $6,942 $1,153 $1,198 $1,245 $1,067 $1,110 $1,552 $1,583 $1,614 $974 $50 $50 $50 $1,448 $1,491 $1,521 $50 $50 $265 $289 $313 $339 $218 $242 $5,318 $5,451 $5,587 $5,727 $5,870 $6,017 $756 $775 $795 $814 $835 $856 2025E 2026E 2027E 2028E 2029E 2030E 2025E 2026E 2027E 2028E 2029E 2030E % Growth (Utz / Intersnack + Utz) % Margin (Utz / Intersnack + Utz) 2.7%/2.5% 3.0%/2.6% 2.1% /2.4% 2.0%/2.4% 2.0%/2.4% 2.0%/2.4% 15.0%/14.4% 16.2%/15.4% 17.4%/15.6% 18.6%/15.8% 19.8%/ 16.1% 21.0%/16.3% CapEx Free Cash Flow(1) • Utz: Assumed to be 3.0% of net sales in 2025E, declining to 2.0% by 2030E • Intersnack: Assumed to be 2.0% of net sales in 2025E, held constant thereafter $1,046 $1,092 $824 $916 $958 $1,001 $750 $767 $785 $716 $733 $650 $150 $151 $151 $152 $152 $153 $32 $174 $200 $225 $252 $279 $307 $43 $42 $40 $37 $35 2025E 2026E 2027E 2028E 2029E 2030E $106 $109 $112 $115 $117 $120 % FCF Conversion(2) (Utz / Intersnack + Utz) 80.0%/84.6% 82.7%/85.9% 85.1%/86.4% 87.1%/86.8% 88.9%/87.3% 90.5%/87.7% 2025E 2026E 2027E 2028E 2029E 2030E % of Revenue (Utz / Intersnack + Utz) Other Assumptions: • Utz: D&A as % of net sales consistent with 2024A; DRO, DIO, DPO, prepaid expense & other assets as / / / / / / % of net sales and accrued expenses & other liabilities as % of net sales consistent with 2024A 3.0% 2.2% 2.8% 2.2% 2.6% 2.1% 2.4% 2.1% 2.2% 2.0% 2.0% 2.0% • Intersnack: D&A as % of net sales in-line with CapEx; Change in NWC as % of change in net sales inline with Utz Source: Company filings, FactSet and Wall Street research. Market data as of November 24, 2025. Note: EUR / USD FX rate of 1.15x. Utz Intersnack PF Adjustments Intersnack + PF Adjustments 13 (1) Defined as PF Adj. EBITDA – CapEx. (2) Defined as (PF Adj. EBITDA – CapEx) / PF Adj. EBITDA.

Minority Investment Scenario

Utz Illustrative Take-Private: Transaction Overview

Transaction Assumptions

- Illustrative purchase price of $15.00/share, representing a ~63% premium to current share price of $9.22 (as of November 24, 2025) and implying a firm value of ~$3.0bn
  - Implies 13.8x LTM 2025E Adj. EBITDA of $218mm
- Transaction funded by new transaction debt and new + rolled equity
  - Gross leverage of 5.5x LTM (2025E) Adj. EBITDA of $218mm
  - New $225mm Revolving Credit Facility (SOFR + 350bps)
  - New $1.0bn Term Loan (SOFR + 325bps, 99.5% OID, 1% amortization)
- Assumes full insider ownership roll, resulting in 45%, 46%, and 9% PF ownership for Intersnack, Rice Family, and Other Utz Insiders, respectively
- Other assumptions:
  - Assumes annual add-back of $20mm in public company costs
  - Assumes $2mm annual dividend[1]
    - Rice Family to receive $1mm annually

Sources & Uses

($ in mm)

Sources	$ Amount	%
New Third-Party Equity	$873	27.3%
Family Ownership Rollover	896	28.1
Other Insider Ownership Rollover	169	5.3
New Transaction Debt	982	30.8
Rolled Existing Debt	215	6.7
Existing Cash	58	1.8
Total Sources	$3,191	100.0%

Implied 45% ownership

Uses	$ Amount	%
Public Float	$1,110	34.8%
Family Ownership	896	28.1
Other Insider Ownership	169	5.3
Existing Debt	879	27.5
Cash to Balance Sheet	58	1.8
Transaction Fees	80	2.5
Total Uses	$3,191	100.0%

Pro Forma Cap Table

($ in mm)	NewCo Current 12/31/2025	Adj.	NewCo Pro Forma 12/31/2025
Cash & Cash Equivalents	$58	--	$58
Debt:			
ABL Facility	21	(21)	--
New Revolving Credit Facility	--	--	--
Term Loan B	630	(630)	--
New Term Loan	--	982	982
Real Estate Loans	58	--	58
Equipment Loans	147	--	147
Notes Payable	13	(13)	--
Finance Leases	10	--	10
Total Debt	**$879**	**$317**	**$1,196**
Net Debt	**$821**	**$317**	**$1,139**
Financial Metrics			
LTM Adj. EBITDA (2025E)	$218		$218
Credit Statistics			
Total Debt / Adj. EBITDA	4.0x		5.5x
Net Debt / Adj. EBITDA	3.8		5.2

Source: Company filings, FactSet and Wall Street research. Market data as of November 24, 2025.
Note: EUR / USD FX rate of 1.15x. Illustrative transaction close of December 31, 2025.
(1) Reflects current dividend to Rice Family, grossed-up based on PF ownership.

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Minority Investment Scenario Utz Illustrative Take-Private: Cash Flow & Returns 5-Year Illustrative Cash Flow Summary Sensitivity Analysis Actual Consensus Projections Current Scenario of Analysis Actual LTM Fiscal Year Ended December 31, ($ in mm) 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E Implied 5-Year IRR (@5.5x Entry Gross Leverage) Net Sales $1,408 $1,438 $1,409 $1,448 $1,491 $1,521 $1,552 $1,583 $1,614 % Growth 19.3% 2.1% (2.01%) 2.7% 3.0% 2.1% 2.0% 2.0% 2.0% Illustrative Offer Price per Share Adj. EBITDA $171 $187 $200 $218 $242 $265 $289 $313 $339 $14.00 $14.50 $15.00 $15.50 $16.00 % Margin 12.1% 13.0% 14.2% 15.0% 16.2% 17.4% 18.6% 19.8% 21.0% (+) Public Company Costs -———- $20 $20 $20 $20 $20 Implied Firm Value / 2025E EBITDA PF Adj. EBITDA $171 $187 $200 $218 $262 $285 $309 $333 $359 13.1x 13.4x 13.8x 14.1x 14.4x % Margin 12.1% 13.0% 14.2% 15.0% 17.6% 18.7% 19.9% 21.1% 22.2% Implied Premium to Current Share Price PF Adj. EBIT $171 $193 $215 $238 $262 51.8% 57.3% 62.7% 68.1% 73.5% (–) Interest Expense (75) (64) (54) (43) (29) (–) Taxes (Net of NOLs) (7) (31) (41) (50) (59) 11.8x 17.3% 16.4% 15.5% 14.7% 13.9% (+) D&A 75 77 78 80 81 e l i p 12.8 19.4 18.4 17.5 16.7 15.8 l t (+) Amortization of Intangibles 15 15 15 15 15 M u t 13.8 21.3 20.3 19.4 18.5 17.7 (+) OID and Financing Fees 5 5 5 5 5 i x (–) Transaction DTL Unwind (4) (4) (4) (4) (4) E 14.8 23.1 22.1 21.2 20.3 19.4 (–) CapEx (42) (40) (37) (35) (32) 15.8 24.8 23.8 22.8 22.0 21.1 (–) Dividends (2) (2) (2) (2) (2) (+/–) Changes in NWC ((Inc)/Dec) (2) (1) (1) (1) (1) Levered Free Cash Flow $135 $149 $175 $204 $237 Implied Entry Price per Share Cumulative Levered Free Cash Flow $135 $284 $458 $663 $899 (5-Year Hold Period; 17.5% Required IRR) % of Total Debt Paydown 11.3% 23.7% 38.3% 55.4% 75.2% Entry Leverage Cash $58 $58 $58 $58 $58 $58 New Revolving Credit Facility -—————- 4.5x 5.0x 5.5x 6.0x 6.5x New Term Loan 982 850 705 534 333 100 Real Estate Loans 58 54 51 47 44 40 11.8x $13.26 $13.59 $13.92 $14.25 $14.57 Equipment Loans 147 147 147 147 147 147 Finance Leases 10 10 10 10 10 10 le ultip 12.8 14.36 14.70 15.02 15.35 15.68 Total Debt $1,196 $1,061 $912 $738 $534 $297 M Exit 13.8 15.47 15.80 16.13 16.45 16.78 Net Debt $1,139 $1,004 $855 $680 $476 $239 Credit Statistics 14.8 16.57 16.90 17.23 17.56 17.88 Total Debt / Adj. EBITDA 5.5x 4.4x 3.4x 2.6x 1.7x 0.9x Net Debt / Adj. EBITDA 5.2 4.2 3.2 2.4 1.5 0.7 15.8 17.67 18.01 18.33 18.66 18.99 Source: Company filings, FactSet and Wall Street research. Market data as of November 24, 2025. 15 Note: EUR / USD FX rate of 1.15. New intangibles assumed to be 10% of equity step-up, calculated as transaction equity value less existing book value of equity plus existing goodwill (amortized over 15 years). Assumes $59mm deferred tax liability, based on a 25.4% tax rate. Unwind over 15 years.

Majority Investment Scenario

Utz Illustrative Take-Private: Transaction Overview

Transaction Assumptions

- Illustrative purchase price of $15.00/share, representing a ~63% premium to current share price of $9.22 (as of November 24, 2025) and implying a firm value of ~$3.0bn
  - Implies 13.8x LTM 2025E Utz Adj. EBITDA of $218mm
- Transaction funded by new transaction debt and new + rolled equity
  - Gross leverage of 5.5x LTM (2025E) Adj. EBITDA of $218mm
  - New $225mm Revolving Credit Facility (SOFR + 350bps)
  - New $1.0bn Term Loan (SOFR + 325bps, 99.5% OID, 1% amortization)
- Assumes 75% and 100% roll of Rice Family and Other Utz Insiders, resulting in 60%, 32%, and 8% PF ownership for Intersnack, Rice Family, and Other Utz Insiders, respectively
- Other assumptions:
  - Assumes annual add-back of $20mm in public company costs and $30mm in cost synergies (~2% of Utz 2025E net sales)
  - Assumes $3mm annual dividend[1]
    - Rice Family to receive $1mm annually
  - Change-of-control triggers expedited payout of existing Utz TRA[2]

Sources & Uses

($ in mm)

Implied 60% ownership

Sources	$ Amount	%
New Third-Party Equity	$1,272	37.8%
Family Ownership Rollover	672	20.0
Other Insider Ownership Rollover	169	5.0
New Transaction Debt	982	29.2
Rolled Existing Debt	215	6.4
Existing Cash	58	1.7
Total Sources	**$3,366**	**100.0%**

Uses	$ Amount	%
Public Float	$1,110	33.0%
Family Ownership	896	26.6
Other Insider Ownership	169	5.0
Existing Debt	879	26.1
Existing TRA[2]	175	5.2
Cash to Balance Sheet	58	1.7
Transaction Fees	80	2.4
Total Uses	**$3,366**	**100.0%**

Pro Forma Cap Table

	NewCo			Intersnack Parent Co.
($ in mm)	Current 12/31/2025	Adj.	Pro Forma 12/31/2025	Pro Forma 12/31/2025
Cash & Cash Equivalents	$58	--	$58	$158[3]
Debt:				
ABL Facility	21	(21)	--	--
New Revolving Credit Facility	--	--	--	--
Term Loan B	630	(630)	--	--
New Term Loan	--	982	982	982
Existing Intersnack Debt	--	--		1,660
New Intersnack Debt	--	--		1,272
Real Estate Loans	58	--	58	58
Equipment Loans	147	--	147	147
Notes Payable	13	(13)	--	--
Finance Leases	10	--	10	10
Total Debt	**$879**	**$317**	**$1,196**	**$4,128**
Net Debt	**$821**	**$317**	**$1,139**	**$3,970**
Financial Metrics				
LTM Adj. EBITDA (2025E)	$218		$218	$974
Credit Statistics				
Total Debt / Adj. EBITDA	4.0x		5.5x	4.2x
Net Debt / Adj. EBITDA	3.8		5.2	4.1

Can be funded with available cash on hand or credit facilities

Source: Company filings, FactSet and Wall Street research. Market data as of November 24, 2025.
Note: EUR / USD FX rate of 1.15x. Illustrative transaction close of December 31, 2025.
(1) Reflects current dividend to Rice Family, grossed-up based on PF ownership. Assumes no other dividends or distributions to Intersnack.
(2) Assumes NPV of outstanding TRA payments are paid at transaction close.
(3) Intersnack assumed to have $100mm in cash. Actual cash on hand unknown.

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Key Considerations for Transaction with Rice Family • It is critical to better understand the Rice Family’s priorities, constraints, and deal-breakers as it relates to a potential transaction • Key considerations to explore with the Rice family include: o Pro forma ownership – near-term and long-term (vs. existing ownership of 41%) o Pro forma governance (Board / Voting / Key Decision-Making) o Liquidity / exit preferences o Management o Investment time horizon o Future dividend / distribution commitment (vs. existing dividend of ~$1mm per year) o Capital structure o Social considerations (i.e. company name, HQ) o Involvement of the Rice Family Foundation o Other business priorities 17

Path to Control: Structures for Intersnack after Utz Take-Private

Intersnack term sheet can contain a number of provisions that govern and protect liquidity events and would provide paths to full control.

Low ← **Spectrum of Structural Paths to Control** → *High*

Most Relevant for Intersnack: Call Option

	ROFO	ROFR	Call Option
Description / Structural Variations	• Requires selling party (Family / Insiders), before selling equity stake to third parties, to first offer such stake to the investor (Intersnack) – "First look" at exit – Family / Insiders may elect not to take the offer, but then can sell to third party at a higher price	• Grants Intersnack the right to "first refuse" the shares before the selling party (Family / Insiders) can sell to third parties – "Last look" at exit	• Grants Intersnack the right, but not the obligation to require the Family / Insiders to sell their equity stakes during a prescribed future period – Call price formula determined at initial investment / transaction • Depending on start (e.g., at closing, after year 5, year 10) and duration of call option period, call price may be fixed or escalating
Key Issues to Consider	▲ Typical term sheet provision ▶ Often reciprocal between parties ▶ Price to acquire remaining equity dependent on market for the asset at that time ▶ Ability for Family / Insiders to sell only at price higher than ROFO provides natural tension ▼ Not a direct path to control, *ipso facto* – Generally requires selling party to initiate an exit process – Potential to be topped by third party	▲ Typical "ask" in term sheet negotiations, though presents problems for Family / Insiders ability to exit ▲ Provides path to outright control ▶ Price to acquire remaining equity dependent on market for the asset at that time ▼ Intersnack does not control timing of exit ▼ Family / Insiders ability to market their stake severely hampered by ROFR	▲ Provides certain path to outright control ▲ Typically provides strong incentive for company management ▶ Family / Insiders likely to require "floor" price ▼ Family / Insiders may seek reciprocal put option ▼ Negotiation of call price formula can be complex and time-consuming

For illustrative purposes only.

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Path to Control: Valuation at Exit (post-Take Private) Valuation mechanisms are complex to negotiate and may take time to come to agreement on approach. Best Fit for Intersnack • Valuation based on targeted return to existing investors; often based on a minimum IRR or money Return-Based multiple Formula • Can provide a “Floor Value” when value is based on “greater of” this methodology and a fair-market value approach • Approximates fair-market value based on industry standard or negotiated valuation methodologies and company performance Market-Driven • Formula and definitions of underlying metrics are clearly defined and not subject to interpretation Valuation • Typically multiple-based (e.g. a multiple of trailing EBITDA, trailing earnings, or book value) but can be tailored to company, industry, or situation – Formula can be determined at the outset or based on current market conditions • Use of independent appraiser or investment bank to determine fair-market value at time of exit • Both partners may hire an investment bank to establish a value (based on agreed principles) Third-Party Valuation – If values are close, the fair-market value can be determined as the average between the two values (Appraisal) – If values are far apart, a third investment bank can be jointly designated, and fair-market value can be determined to be whichever value is closer to the third party’s value • Often used as a fallback to the extent the partners are unable to agree on value 19 For illustrative purposes only.

Preparing for Meeting with Utz Management

Meeting Logistics:

- Initial meeting between Intersnack and Utz to take place on Tuesday, December 9th at Citi's Headquarters in New York
- Attending from Utz: Dylan Lisette (Chairman of the Board) and Howard Friedman (Chief Executive Officer)
- Attending from Intersnack: Maarten Leerdam, Johan van Winkel, Henrik Bauwen

Meeting Objectives:

- Initial meeting should be exploratory in nature with the goal of getting to know each company better and registering potential interest in a transaction
- Beginning of meeting should focus on educating Utz on Internsack via a short section of pages describing Intersnack, it's brand portfolio, geographic operations, strategy and ambition in the US
- Following this, there should be brief discussion of strategic rationale behind transaction with Utz:
  - Financial
  - Operational
  - Synergy Potential
  - Geographic Reach

Meeting Materials:

- Overview of Intersnack
- Strategic rationale of transaction
- Highlights of a combined company
- Should not include:
  - Transaction structure
  - Indication of value
  - Governance considerations *(can be discussed verbally)*
  - Capital allocation policy *(can be discussed verbally)*
  - Exit mechanism *(can be discussed verbally)*

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3. Appendix

Utz: GAAP EBITDA <> Adj. EBITDA Bridge Adj. EBITDA Walk Adjustment Descriptions Stock-based compensation awarded to associates $ in mm Q3 2025 FY 2024 and directors, and expenses associated with the 1 GAAP EBITDA $23.8 $183.1 2020 Omnibus Equity Incentive Plan (“OIEIP”) GAAP EBITDA Margin 6.3% 13.0% Removal of unrealized gains and losses associated with fixed-price purchase commitments for key 2 Includes $44mm gain related to the ingredients Good Health and R.W. Garcia sale Consulting, transaction services, and legal fees (+) Share-Based Compensation 4.6 17.6 1 incurred for acquisitions and certain potential 3 acquisitions, in addition to integration expenses (+) Purchase Commitments & Other Adjustments 2.7 4.3 2 Consultancy, professional, and legal fees incurred for specific business initiatives, as well as gains (+/-) Acquisitions, Divestitures, and Investments 8.1 (23.1) 3 and losses realized from the sale of distribution 4 rights to IOs and the subsequent disposal of (+) Business Transformation Initiatives 20.1 28.1 4 trucks, among other expenses (+) Financing-Related Costs 0.3 0.4 5 Adjustments for various items related to raising debt and equity capital or debt extinguishment 5 (+/-) Loss (Gain) on Remeasurement of Warrant Liability 0.7 (10.2) 6 costs Total Adjustments: $36.5 $17.1 Gains and losses related to changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when Adj. EBITDA $60.3 $200.2 exercised would result in a cash inflow to the 6 Company, with affected warrants converting to Class A Common Stock, and the liability being Adj. EBITDA Margin 16.0% 14.2% extinguished 22 Source: Company filings.

Previously Discussed

Utz: GAAP Net Income <> Adj. Net Income Bridge

Adj. Net Income Walk

$ in mm	Q3 2025	FY 2024	
GAAP Net Income (Loss)	**($20.2)**	**$30.7**	
GAAP Net Income Margin	*NA*	*2.2%*	
(+) Income Tax Expense	13.4	38.7	
Income (Loss) Before Taxes	**($6.8)**	**$69.4**	
(+) Certain Non-Cash Adjustments	7.3	21.9	1 + 2
(+/-) Acquisitions, Divestitures, and Investments	8.1	(23.1)	3
(+) Business Transformation Initiatives	20.1	28.1	4
(+) Financing-Related Costs	0.3	0.4	5
(+/-) Loss (Gain) on Remeasurement of Warrant Liability	0.7	(10.2)	6
(+) Deferred Financing Fees	0.3	3.2	7
(+) Acquisition Step-Up Depreciation & Amortization	10.8	43.5	8
Other Non-Cash and/or Cash Adjustments	**$47.6**	**$63.8**	
Adj. Earnings Before Taxes	**$40.8**	**$133.2**	
(-) Taxes on Earnings as Reported	(13.4)	(38.7)	9
(+/-) Income Tax Adjustments	6.1	15.8	9
Adj. Net Income	**$33.5**	**$110.3**	
Adj. Net Income Margin	*8.9%*	*7.8%*	

Adjustment Descriptions

EBITDA adjustments (1–6)

Discussed on prior page

7. Costs incurred from **debt financing**, which are **capitalized** and **amortized over time**

8. Depreciation & Amortization expenses related to **fair value adjustments** on **assets acquired** in business combinations from **prior periods**

9. Income (Loss) Before Taxes **plus** (i) Acquisition Step-Up D&A and (ii) Other Non-Cash Adjustments, **multiplied** by a **normalized** GAAP effective tax rate, **minus** the provision recorded in the Consolidated Statement of Operations

Source: Company filings.

23

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